OMB APPROVAL
                                         -----------------------------
                                                  OMB Number 3235-0104
                                            Expires: December 31, 2001
                                              Estimated average burden
                                        hours per response ....... 0.5
                                        ------------------------------


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



======================================================================
1. Name and Address of Reporting Person


   Cormier               James                     P.
----------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    3737 Grader Street, Suite 110
----------------------------------------------------------------------
                                    (Street)

   Garland                 TX                   75041
----------------------------------------------------------------------
   (City)               (State)                 (Zip)


======================================================================

2. Date of Event Requiring Statement (Month/Day/Year)

   11/10/1999

======================================================================

3. IRS Identification Number of Reporting Person, if an entity (voluntary)


======================================================================

4. Issuer Name and Ticker or Trading Symbol


   ASD Systems, Inc. (ASDS)
======================================================================

5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [   ]   Director                     [   ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)

                   Chief Operating Officer
         ----------------------------------------------
=====================================================================

6. If Amendment, Date of Original (Month/Day/Year)

   N/A

=====================================================================

7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

======================================================================

-----------------------------------------------------------------------




=================================================================================================================================
Table I -- Non-Derivative Securities Beneficially Owned
=================================================================================================================================

                                            2.                       3.
1.                                          Amount of Securities     Ownership Form
Title of Security                           Beneficially Owned       Direct (D) or        4.
(Instr. 4)                                 (Instr. 4)                Indirect (I)         Nature of Indirect Beneficial Ownership
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  5(b)(v).



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or Indirect (I)    Ownership
---------------------------------------------------------------------------------------------------------------------------------

Employee Stock Options                                 common
(Right to Purchase)           (1)        06/01/2009    stock    20,000        $1.00          D
---------------------------------------------------------------------------------------------------------------------------------

Employee Stock Options                                 common
(Right to Purchase)           (2)        09/07/2004    stock    20,000        $5.40          D
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================


Explanation of Responses:

  (1)  The Option vests in five equal annual installments beginning
       June 1, 2000.

  (2) The Option vests in five equal annual installments beginning September 7, 2000.




    /s/ JAMES P. CORMIER                            November 10, 1999
--------------------------------------------       ------------------
    **Signature of Reporting Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.